NAGA Battleground

NAGA Battleground, Inc. (NBG) merges an Emmy-winning Sports Media production team with NAGA, one of the world's largest grappling tournament promotions, to create a new business. NBG plans to spotlight the world's elite Brazilian Jiu-Jitsu (BJJ) athletes in one of the fastest-growing sports globally


EST. 2025
NAGA
BATTLEGROUND

Invest

$99 minimum investment

DEADLINE: October 25, 2025

in 3 months

SHARE PRICE

$1

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$7,347,500

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

My name is Kipp Kollar, and I am a Co-founder of NAGA Battleground, Inc. (NBG). My motivation to start NBG stemmed from my passion for submission grappling. Over 30 years ago, I was introduced to the highly effective martial art known today as Brazilian Jiu-Jitsu (BJJ). After becoming a student, I observed that there were no BJJ competitions and decided to create opportunities for myself and others to compete. In 1995, I founded the North American Grappling Association, LLC (NAGA), which is now **one of the largest grappling associations in the world**

Since then, NAGA has hosted over 1,800 tournaments worldwide and created a competitive platform for more than one million individuals, aged 3 to 83.


A Legend Passes: A Tribute to Helio Gracie
FACE FEAR > CONQUER FEAR > BE FEARED
GLADIATOR
MAGAZINE
WWW.GLADMAG.COM
MMA's Top Dawgs!
KOTC Immortal: Lopez vs. Berry, Boxer vs. Sanchez
UFC: Penn vs. St. Pierre, Diaz vs. Guida
WEC: Varner vs. Cerrone, Faber vs. Pulver
Affliction: Fedor vs. Arlovski, Barnett vs. Yvel
KOTC Fusion: Beerbohm vs. Sarat, Hervey vs. Roberts
Plus Gladiator Challenge, Hazardous Warfare and more!
Grappling and Jiu-Jitsu!
NAGA New England, Pro Jiu-Jitsu Cup, Relson Gracie
Fight University!
Cleber Luciano
BJJ Attacks,
Erik Paulson
Quick Kills
NAGA Founder and President
Kipp Kollar
The King of Grappling!


uick Kills
The King of Grappling!
$6.95US/CAN
ISSUE 12 | $6.95 U.S. / CANADA
ATTITUDE RX: KID PELIGRO • TODD HESTER • KIRIK JENNESS • ERIK PAULSON • CLEBER LUCIANO • EDDIE DELUCA
LAURIE KILANTANG • LESTER GRIFFIN • DR. CHRISTIAN HARFOUCHE • KYLE HARIMOTO • NICK DELGADO • AND MORE!
MMA | BJJ | GRAPPLING | ACTION SPORTS | XSPORTS | FIGHTS | RIDES | TUNES | FLICKS

NBG is committed to spreading the sport and culture of BJJ globally, promoting and celebrating grappling sports, as I have done in the past with NAGA, but on a much larger scale to a broader audience.

Our new company, NBG, plans to provide a platform for grappling arts athletes of all ages and skill levels to compete, grow, and achieve excellence. NBG ignites a passion for martial arts in individuals and builds a community united by the sport. This shared passion fosters discipline, resilience, camaraderie, and personal growth among participants, which is a high-grade purpose for your products and services.

NBG aims to make a significant impact on the world by bringing BJJ and Submission Grappling to a global television audience. This can increase the sport's visibility and accessibility, inspiring a larger audience to embrace its values and benefits. This exposure has the potential to transform martial arts from a niche interest into a mainstream sport, enriching lives through fitness, competition, and cultural exchange.

I hope that my journey from a personal passion to a global enterprise exemplifies my commitment to fostering a thriving community and leaving a lasting legacy in the world of martial arts. Through strategic growth and media expansion, NBG aims to positively influence more people, promoting a lifestyle that values discipline, respect, and a relentless pursuit of excellence.

SUCCESS TO DATE

- The NBG amateur tournament series launched in March, creating immediate cash flow for the company. Four other events are planned for 2025.
- NBG's 2025 highlight is its World Championship Pro Event, which is scheduled to be held at Mohegan Sun 10,000 Seat Arena in Uncasville, Connecticut.


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Mohegan Sun Arena

This picture is a Reality Fighting MMA event run by NAGA at the Mohegan Sun Arena.

PROBLEM

Imagine being part of a global movement where growth and empowerment meet unmatched excellence. NBG is at the forefront of elevating Brazilian Jiu-Jitsu (BJJ) athletes, driving the sport's rapid global expansion.

We pride ourselves on delivering exceptional customer service at an affordable price point, distinguishing ourselves from the competition. With us, every athlete, from novice to pro, receives the best care, ensuring they focus solely on their craft.

Our Pro Events aren't just competitions; they're experiences. With Emmy-winning production quality, every match is a cinematic spectacle. While others may offer low-quality streams, we bring the sport to life, capturing every move and emotion in stunning detail.

In the past 10 years, interest in BJJ across the United States has doubled.

In today's world, audiences crave authenticity and connection. Our commitment extends beyond the mat into fostering community, celebrating victories, and supporting athletes emotionally and physically at every step.

Integrity, passion, innovation, and inclusivity remain at our core. These values guide our mission, ensuring NBG not only shapes champions in sport but also champions in life.

SOLUTION

NBG aims to transform submission grappling from a niche sport into a mainstream interest. By making it more accessible, NBG promotes fitness, mental discipline, and a rich cultural exchange through martial arts. This approach doesn't just cater to athletes; it invites people of all ages and backgrounds to explore and benefit from the art of Brazilian Jiu-Jitsu.

Imagine the positive influence this can have on children, building their confidence and learning respect; adults, finding new hobbies or stress relief; and families, coming together to share in the excitement of a competition. By expanding the reach of this sport, NBG aims to promote a lifestyle that prioritizes health, mental fortitude, and community spirit.

NBG Co-founder Kipp Kollar's daughter, Amber, was born with Alopecia, a skin condition that causes her hair to fall out. Amber struggled as a young girl with confidence. Joining a Brazilian Jiu-Jitsu Academy and competing in our amateur events transformed her. Amber became skilled in BJJ and blossomed into a confident young leader. Later in high school, she became captain of her gymnastics team and is today a fashion designer and model for her own clothing line (Spiciebrand on Instagram @spiciebrand). Her story, along with countless others, highlights Brazilian Jiu-Jitsu and the benefits of competition as a medium of profound personal growth and connection.

NBG aims to connect with customers on a deeply personal level. **The brand focuses on values that resonate with the heart: discipline, respect, and the relentless pursuit of excellence. By aligning with these principles, customers associate NBG not just with a sport but with a transformative lifestyle choice that enriches their being.**

The community fostered by NBG becomes a second family for many. It's a place where achievements are celebrated, encouragement is limitless, and personal growth is as significant as victory in the ring.

Through its commitment to building not just a sport but a legacy, NBG seeks to leave an emotional imprint that its members carry for life – one of empowerment, unity, and endless possibility.


SUPREME
ACADEMY ATX
B-TEAM JIU JITSU

BUSINESS MODEL

At NBG, our revenue streams are designed to build both scale and prestige in the world of Brazilian Jiu-Jitsu by targeting multiple channels:

Live Pro BJJ Series

Our Emmy-winning sports media team delivers network-quality productions. This global distribution amplifies our reach and attracts major brand sponsors to partner with us.

Major Network Partnerships

We are pioneering a potential partnership model with leading sports networks, including NBC, ABC, and ESPN, to offer Brazilian Jiu-Jitsu competitions worldwide.


NAGA BATTLEGROUND
PRO EVENT & MEDIA

YEAR	EVENTS
2025	2
2026	6
2027	12

*These numbers are projections and not based on actual data

Amateur Tournament Series

We're experiencing exponential growth by increasing the number of events each year. This amateur series helps us enhance our presence in the community and nurtures the next generation of talented athletes.


NEW
NAGA BATTLEGROUND
AMATUER TOURNAMENTS

YEAR	EVENTS	AVERAGE # COMPETITORS
2025	5	250
2026	15	400
2027	30	500

*These numbers are based on actual NAGA historical data

NBG engages directly with consumers through pay-per-view buys, ticket sales, and merchandise, while also fostering business-to-business relationships with sponsors and media outlets.

MARKET

BJJ has attracted over 600 million global combat sports fans.

This sport has a broad demographic appeal, engaging participants and enthusiasts from ages 3 to 83, spanning both male and female audiences.

Recent Pro Grappling events have demonstrated the sport's soaring popularity. For instance, **the Craig Jones Invitational 2024 in Las Vegas attracted an incredible 3.1 million streaming viewers over one weekend.** This signifies a strong online engagement and potential for digital monetization.

The ADCC World Championship, https://adcombat.com/ known as the "Gold Standard" in international submission grappling, saw **over 10,000 fans attending each day of its two-day event**. This highlights the potential for impressive ticket revenue and onsite merchandising opportunities.





NAGA Battleground is poised for success by leveraging the increasing global interest in BJJ and professional grappling. Hosting amateur tournaments can foster community engagement, develop competitive talent, and funnel audiences towards Pay-per-view and network TV professional events.

We are actively growing our database. This expanding database signifies growing interest and opportunities for targeted marketing, personalized communications, and community-building efforts among competitors and spectators.

NBG is working with high-profile social media influencers to broaden our reach exponentially.

The exponential growth in viewership and live attendance, coupled with a broad demographic appeal, positions BJJ and professional grappling as lucrative markets. The robust fan engagement through events and online streaming platforms presents a clear path for sustainable growth and profitability for organizations within this space, such as NAGA Battleground.

TEAM



Kipp Kollar

Co-Founder | President & COO

Kipp Kollar is the founder, CEO, and owner of the North American Grappling Association (NAGA). Since its establishment in 1995, NAGA has hosted over 1,800 events across the United States and ten other countries, serving more than 1,000,000 competitors, making it the largest mixed grappling promotion on the planet.

The idea for NAGA was conceived when Kipp participated in the precursor to the UFC, the $100,000 Gracie Challenge, where he faced Rickson Gracie- considered the greatest Jiu-Jitsu practitioner of all time. Rickson never lost a match and submitted everyone he ever faced, including Kipp. But in the loss, Kipp realized that the form of Jiu-Jitsu developed over generations in Brazil represented a paradigm shift in martial arts.

Kipp graduated from Bryant University with a bachelor's degree in Computer Information Systems, and possessed a strong background in project management and sales. Realizing there were no Jiu-Jitsu competitions anywhere, he decided to introduce one to his taekwondo tournament.



Mike Risley

Co-Founder & CEO

HD Baumer -NYSE Head Floor Trader, Partner of Tandem Associates Private Equity firm.
Founder of Caribbean Cigar Company (1993-1999) #1 IPO by Investors Business Daily for 1996, Largest Cigar Manufacturer in the U.S.
VP of Finance for Segmentz Inc- $20m raised-5 key acquisitions completed now trading under symbol XPO (NYSE), one of the largest US logistics providers.
Assisted the Gries Investment Fund with $100m IPO of Public Power (Crius Energy-TSE).
Quarter Century Member of the New York Athletic Club.
NYAC-Olympic Wrestling Program.
NYAC BJJ Board member.
3x All-American wrestler.

NAGA also owns Reality Fighting, the leading mixed martial arts (MMA) promotion in the Northeast. The transition to MMA was seamless, thanks to Kipp's experience with NAGA, resulting in over 120 MMA events. Throughout the years, the accolades and achievements accumulated; in 2009, Kipp graced the cover of Gladiator Magazine, which named him "The Father of Grappling." He has served as a referee and judge for the UFC and remains an undefeated MMA fighter, providing television commentary and conducting fighter interviews for networks such as Madison Square Garden and Fox Sports Net. In 2024 Kipp earned a black belt in Brazilian jiu-jitsu from world champion Rafael "Formiga" Barbosa. And the best is yet to come.



Mike Roth

Head of Production

Mike produced the in-house feed for UFC for several seasons in the early days and will use that experience to help build the NAGA Battleground brand and make it a leader in the space. With over 35+ years in sports broadcasting, Mike has worked on Olympics, Stanley Cup Finals, NCAA Final Fours,NFL, MLS and WUSA Championship games, Indy 500's, Daytona 500's, the Monaco Grand Prix, Men's and Women's Soccer World Cups and a litany of events, large and small, all over the world. Mike has won multiple sports Emmy Awards over his career.

At the Pyeongchang Olympics in 2018, Mike produced the first ever Virtual Reality feed of a Winter Olympics for Intel and Olympic Broadcasting Services. He started working with CrossFit in 2011 and helped them make the jump from garage gyms to ESPN and then CBS. He is currently producing all CrossFit events for television worldwide. Mike has won multiple Emmy Awards for his work in sports television.



Mike Cohen

Head of Media Distribution

Mike is considered one of the Foremost Sports television "packagers" in the world. He has won multiple Emmy Awards for his work over the years working on and building some of the top sports media properties. They include the National Women's Soccer League who recently completed a $240m media contract with CBS,ESPN,Prime Video and Scripps Sports. Michael began his career at ESPN and helped lay the groundwork for the company now celebrated as the WorldWide Leader in Sports and one of the most well known global media brands. He was the first employee to move to ABC Sports following the Capital Cities purchase of ESPN and was involved in the first phase of the merger of the two divisions under the Disney Corporation. As President of Bizzy Signals Entertainment, he has produced entertainment shows, pay-per-view concerts, commercial and corporate production, publishing, international television, Internet and program development. He served as a sports consultant and segment producer for the CBS primetime sitcom "Good Sports" starring Farrah Fawcett and Ryan O'Neal. He has also consulted for companies including Brillstein-Grey Productions, New Line Cinemas, Dreamworks-SKG, HBO, and Liberman/Hirschfeld Casting on shows such as Seinfeld, Roc and the Larry Sanders show. Michael was a consultant for the start up of Small World Sports (later purchased by Vulcan Ventures), which was one of the pioneers in the Fantasy sports industry.Recently Mike completed 2 major Network TV contracts:

INVESTOR INVITATION

Investors have a unique opportunity to emotionally connect with the mission and vision of our startup, positioned at the forefront of the thriving Brazilian Jiu-Jitsu (BJJ) scene. Being involved with this venture is akin to capturing the essence of the early days of breakthrough sports like snowboarding or skateboarding, especially when they gained mainstream consciousness through platforms like the X Games in the 1990s.


NORTH AM

BJJ is more than just a sport; it's a cultural movement promoting discipline, respect, and community. By investing, you become part of this revolution, nurturing a lifestyle and ethos that go beyond mere physical activity.

Our startup focuses on building a global community that emphasizes personal growth and camaraderie. Investors become part of this family, sharing a bond with millions of enthusiasts worldwide.

BJJ is transformative, building confidence and resilience in practitioners. The emotional rewards of supporting a practice that empowers individuals could resonate deeply with investors seeking meaningful impacts.

By investing in this journey, you're helping to preserve and promote an art form that combines tradition with modern sports science, ensuring its legacy endures for future generations.

Investors may have exclusive access to events, training sessions with renowned figures, and behind-the-scenes insights into the sport's evolution, creating a personal stake in the journey.

By aligning with our startup, investors are not just allocating resources but are embarking on a journey filled with passion, growth, and immense potential. They stand to experience the thrill of being pioneers, much like those who first saw the potential in snowboarding or skateboarding and helped them rise to global acclaim.

Through this venture, investors have the chance to be more than financiers; they become part of a vibrant story that celebrates perseverance, cultural richness, and the human spirit. Together, we'll not only scale new heights but also create a legacy that aligns heart and soul with business success.

With the tremendous growth and interest in BJJ around the world, NBG may experience the type of exposure and attention seen in the evolution of mixed martial arts with the UFC. Many UFC Champions have competed in NAGA events, including Jon Jones and Khabib Nurmagomedov!


NAGA

NAGA

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Event operations /TV show production and distribution	$1,000,000	81.0%
Tournament Expansion	$40,000	3.2%
General and Administrative	$134,485	10.9%
Intermediary fees	$60,515	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in NAGA Battleground, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of October 25, 2025 at 12:59am ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,582,500 shares
× $1 per share

$8,582,500 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on July 17, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Jul 17, 2025 • Filed Form C

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